Exhibit 99.1

For Immediate Release

OMINTO, INC. APPOINTS RAOUL QUIJADA CHIEF FINANCIAL OFFICER

BOCA RATON, FL, March 31, 2017 -- (Nasdaq: OMNT), a global leader in online Cash Back shopping, today announced that Raoul Quijada has been promoted to Chief Financial Officer from Interim Chief Financial Officer, effective March 7, 2017.

Mr. Quijada joined the company in June 2016 with over 20 years of experience, bringing with him a significant record of leadership from several Fortune 500 Companies. Mr. Quijada started his career at Price Waterhouse Coopers LLP. Immediately prior to joining the company, Mr. Quijada worked at Afligo Marketing Services, Inc. a division of Systemax Inc. (NYSE: SYX) a Fortune 600 company, where he served as Senior VP of Finance and Operations and was responsible for leading the functions of financial management and strategic planning as well as operations.

“We are fortunate to have found an executive of the highest caliber with global experience to join Ominto. He has been a great contributor to our team and was instrumental in the application process and our approval in uplisting to Nasdaq," stated Michael Hansen, Founder and CEO of Ominto. "We are excited to have him join our management team permanently and look forward to his future with our company.”

From 2005 through 2007, Mr. Quijada was the Senior Director of Finance at Newell Rubbermaid, the Director of Strategic Planning & Analysis from 2003 to 2005, and the Director of Finance -LAC Division from 1998 to 2003. As a Certified Six Sigma Black Belt and proficient in the Six Sigma/Lean Principles, Mr. Quijada has used his expertise in Operational Excellence to lead several initiatives to increase efficiencies through the implementation of different mechanisms designed to improve core processes and measure operational effectiveness. Mr. Quijada attended New York University and Concordia University with a double major in Business Administration & Finance and holds a Master of Business Administration from the University of St. Thomas – Graduate School of Business in Minneapolis MN, and a Certificate of Professional Achievement in Leadership & Management from the Kellogg School of Management - Evanston, IL.

About Ominto, Inc.

Ominto, Inc. is a global e-commerce leader and pioneer of online Cash Back shopping delivering value-based shopping and travel deals through its primary shopping platform, DubLi.com and affiliated Partner Program websites. At DubLi.com or at Partner sites powered by Ominto.com, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. The Ominto.com platform features thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. Ominto’s Partner Programs offer a white-label or co-branded version of the Ominto.com shopping and travel platform to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commission for the organization and Cash Back for shoppers on each transaction.

For more information, please visit Ominto's corporate website http://inc.ominto.com.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. These include statements about Ominto's expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "believe," "projects," "could," "would," and similar expressions. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements reflect Ominto's current view about future events and are subject to risks, uncertainties and assumptions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: risks related to our ability to continue as a going concern being in doubt; Ominto's inability to generate enough customers or enough purchasing activity for our shopping websites; Ominto's inability to establish and maintain a large growing base of Business Associates; Ominto's failure to adapt to technological change; increased competition; increased operating costs; changes in legislation applicable to Ominto's business; Ominto's failure to improve our internal controls; and Ominto's inability to generate sufficient cash flows from operations or to secure capital to enable us to maintain our current operations or support our intended growth; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Contact:

Josh Hochberg

Sloane & Company

jhochberg@sloanepr.com

212.446.1892